Exhibit 99.1

Contacts:
Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Financial Results for the Third Quarter Fiscal Year 2010

Burlington, Mass. — May 6, 2010 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, today announced financial results for its third quarter of fiscal 2010, ended March 31, 2010.

Mark Fusco, Chief Executive Officer of AspenTech, said, “The positive momentum of AspenTech’s business continued during the third quarter.  Product related bookings of approximately $94 million were consistent with the level of our seasonally stronger second quarter due primarily to customer interest in moving to our new aspenONE licensing model, in addition to expanded usage across our customer base.  On a fiscal year-to-date basis, the company’s license bookings are up approximately 10% compared to the comparable period in fiscal 2009, which we believe is a strong performance considering fiscal 2010 is the first year of our new aspenONE licensing model.”

Fusco added, “We are pleased with the company’s cash flow in the third quarter.  We generated $19.4 million in cash flows from operations, which enabled the company to grow its cash balance by nearly $10 million at the same time secured borrowings were reduced by $9.1 million.  We are at the early stages of ramping the company’s subscription cash flow model and we are encouraged by our progress and long-term outlook.”

AspenTech’s total revenue of $45.6 million decreased from $71.3 million in the third quarter of the prior year, due primarily to the ratable revenue recognition associated with the company’s new aspenONE licensing model.

•                  Subscription revenue includes all revenue associated with the company’s new aspenONE licensing model. Subscription revenue was approximately $4.0 million in the third quarter of fiscal 2010, an increase from $1.2 million last quarter.  No subscription revenue was recorded in the year ago period as the company’s new aspenONE licensing model was launched during the first quarter of fiscal 2010.  Subscription revenue is recognized over the course of the multi-year agreement, and recognition begins when the first payment is due, which is typically 30 days after the contract is signed.

•                  Software revenue includes all non-subscription-based license revenue, including term-based contracts for point products as well as perpetual licenses.  Software revenue was $14.7 million in the third quarter of fiscal 2010, compared to $41.1 million in the year ago period. In fiscal year 2010, software revenue related to term contracts is recognized over the contract term, generally as payments become due.  In prior fiscal year periods, the company recognized term license revenue predominantly on an up-front basis, and the majority of license bookings were recognized as license revenue in the same period.

•                  Services & other revenue, which includes professional services, maintenance and other revenue, was $26.9 million in the third quarter of fiscal 2010, a decrease compared to $30.2 million in the year ago period.

For the quarter ended March 31, 2010, AspenTech reported a loss from operations of $19.6 million due primarily to the ratable revenue recognition associated with the company’s new aspenONE licensing model.  For the quarter ended March 31, 2009, the company reported income from operations of $4.5 million.   Net loss was $21.8 million for the third quarter of fiscal 2010, leading to net loss per basic and diluted share of $0.24 compared to net income per diluted share of $0.09 in the same period last year.

AspenTech had a cash balance of $119.1 million at March 31, 2010, an increase of $9.6 million from the end of the prior quarter.  The company did not sell any installments receivable to raise cash during the third quarter of fiscal 2010 and it continued to reduce its secured borrowings balance, which was $87.4 million at the end of the quarter, down $9.1 million compared to $96.5 million at the end of the second quarter of fiscal 2010.

Other Third Quarter Business Metrics

•                  The company closed 21 product related bookings of over $1 million during the third quarter, and 39 product related bookings between $250,000 and $1 million.

•                  Average deal size for product related bookings over $100,000 was $807,000 in the third quarter.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, May 6, at 5:00 p.m. (Eastern Time), to discuss the company’s financial results for the third quarter of fiscal 2010 as well as the company’s business outlook.  The live dial-in number is (877) 245-0126, conference ID code 70000573.  Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 70000573 through May 13, 2010.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2010 Aspen Technology, Inc., AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward-Looking Statements

The second and third paragraphs of this press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated benefits of AspenTech’s new subscription-based licensing model.  Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: customers’ failure to adopt the new AspenONE licensing model at the rate expected by AspenTech or at all; AspenTech’s failure to realize the anticipated financial and operational benefits of the new AspenONE licensing model; unforeseen difficulties or uncertainties in the application of accounting standards; weaknesses in our internal controls, including our controls over the recognition of license revenue; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Source: Aspen Technology, Inc.

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Revenue:
Subscription	$3,959	$—	$5,198	$—
Software	14,714	41,070	34,772	137,979
Total subscription and software	18,673	41,070	39,970	137,979
Services and other	26,945	30,222	88,130	102,346
Total revenue	45,618	71,292	128,100	240,325
Cost of revenue:
Subscription and software	1,437	3,063	4,887	8,587
Services and other	13,237	15,333	43,725	47,139
Total cost of revenue	14,674	18,396	48,612	55,726
Gross profit	30,944	52,896	79,488	184,599
Operating costs:
Selling and marketing	25,267	20,494	69,576	62,519
Research and development	12,719	11,738	36,128	34,904
General and administrative	12,648	14,441	47,290	42,923
Restructuring charges	(43)	1,760	260	2,025
Impairment of goodwill and intangible assets	—	—	—	623
Total operating costs	50,591	48,433	153,254	142,994
(Loss) income from operations	(19,647)	4,463	(73,766)	41,605
Interest income	4,584	5,176	15,116	17,046
Interest expense	(1,834)	(2,230)	(6,725)	(7,827)
Other expense, net	(2,144)	(3,308)	(97)	(3,969)
(Loss) income before income taxes	(19,041)	4,101	(65,472)	46,855
(Provision for) benefit from income taxes	(2,713)	3,995	(8,001)	(4,145)
Net (loss) income	$(21,754)	$8,096	$(73,473)	$42,710
(Loss) earnings per common share:
Basic	$(0.24)	$0.09	$(0.81)	$0.47
Diluted	$(0.24)	$0.09	$(0.81)	$0.46
Weighted average shares outstanding:
Basic	91,835	90,065	90,923	90,042
Diluted	91,835	91,648	90,923	92,620

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share data)

	March 31,	June 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$119,054	$122,213
Accounts receivable, net of allowance for doubtful accounts of $4,161 and $5,809	28,612	49,882
Current portion of installments receivable, net of allowance for doubtful accounts of $915 and $1,015	54,500	64,531
Current portion of collateralized receivables	28,849	38,695
Unbilled services	1,995	298
Prepaid expenses and other current assets	8,787	9,413
Prepaid income taxes	13,670	13,159
Deferred tax assets	3,850	3,795
Total current assets	259,317	301,986
Non-current installments receivable, net of allowance for doubtful accounts of $1,009 and $1,663	91,839	113,390
Non-current collateralized receivables	34,657	57,671
Property, equipment and leasehold improvements, net of accumulated depreciation of $29,119 and $27,438	8,581	9,604
Computer software development costs, net of accumulated amortization of $66,956 and $65,094	2,413	3,918
Goodwill	17,909	16,686
Non-current deferred tax assets	10,556	10,788
Other non-current assets	1,745	1,933
Total assets	$427,017	$515,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of secured borrowing	$33,175	$83,885
Accounts payable	4,688	5,135
Accrued expenses	36,744	47,882
Income taxes payable	2,733	1,888
Deferred revenue	72,637	62,801
Current deferred tax liability	2,496	2,481
Total current liabilities	152,473	204,072
Long-term secured borrowing	54,211	28,211
Long-term deferred revenue	12,923	16,070
Non-current deferred tax liability	2,368	2,354
Other non-current liabilities	32,056	35,859
Commitments and contingencies
Stockholders’ equity:
Series D redeemable convertible preferred stock, $0.10 par value— Authorized— 3,636 shares as of March 31, 2010 and June 30, 2009 Issued and outstanding— none as of March 31, 2010 and June 30, 2009	—	—
Common stock, $0.10 par value— Authorized—210,000,000 shares Issued— 92,364,108 shares as of March 31, 2010 and 90,326,513 shares at June 30, 2009 Outstanding— 92,130,644 shares at March 31, 2010 and 90,093,049 shares at June 30, 2009	9,236	9,033
Additional paid-in capital	513,496	497,478
Accumulated deficit	(357,066)	(283,593)
Accumulated other comprehensive income	7,833	7,005
Treasury stock, at cost—233,464 shares of common stock as of March 31, 2010 and June 30, 2009	(513)	(513)
Total stockholders’ equity	172,986	229,410
	$427,017	$515,976